CONTACT INFORMATION:       Didi Blackwood                   Nate Wallace
                           Corporate Communications         Investor Relations
                           301-255-3143                     202-736-1652
                           dblackwo@manu.com                nate@manu.com

                           Raj Rajaji
                           Chief Financial Officer
                           301-984-5087

                        MANUGISTICS ANNOUNCES TWO-FOR-ONE
                                   STOCK SPLIT


ROCKVILLE, MD. -- NOVEMBER 8, 2000 -- Manugistics Group, Inc. (Nasdaq: MANU), a leading global provider of intelligent supply chain and eBusiness solutions for enterprises and evolving trading networks, today announced that its board of directors has approved a two-for-one split of the company's outstanding shares of common stock.

The stock split will be effected in the form of a 100% stock dividend and will entitle each stockholder of record at the close of business on November 20, 2000 to receive one additional share of common stock for every share held on the record date. Certificates representing the additional shares will be distributed by Manugistics' transfer agent on the dividend payment date of December 7, 2000. Manugistics' common stock will begin trading on a post split basis on December 8, 2000.

ABOUT MANUGISTICS, INC.
Headquartered in Rockville, Md., Manugistics Group, Inc. is a leading global provider of intelligent supply chain and eBusiness solutions for enterprises and evolving trading networks. With more than 900 clients, Manugistics powers intelligent decisions for profitable growth in leading companies such as 3Com, Amazon.com, BP, Cisco Systems, Coca-Cola Bottling, Commerx, Compaq, DuPont, FreightWise, General Electric, Harley-Davidson, Hormel, Nestle, Texas Instruments, Timberland and Unilever.

FOR ADDITIONAL INFORMATION REGARDING THIS ANNOUNCEMENT, CONTACT THE MANUGISTICS NEWSBUREAU HOTLINE AT 301-984-5330.

                                       ###

This announcement contains forward-looking statements that involve risks and uncertainties that include, among others, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, risks related to quarterly performance, risks of system interruption, anticipated client benefits, delivery of software functionality, management of potential growth, and risks of new business areas, international expansion, business combinations and strategic alliances. More information, about factors that potentially could affect Manugistics' financial results is included in Manugistics' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 29, 2000 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 2000.

Manugistics is a registered trademark, and the Manugistics logo, the phrase "Leveraged Intelligence," and NetWORKS are trademarks, of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.